Exhibit 99

Cardinal Bankshares Corporation 2011 Annual Meeting

Floyd, VA, May 2, 2011 - Cardinal Bankshares Corporation held its Annual Meeting of Shareholders on April 27, 2011.

All of the following nominees were re-elected by shareholders to serve on Cardinal’s Board of Directors: Ronald Leon Moore, Henry A. Logue, Dr. Joseph Howard Conduff, Jr., William R. Gardner, Jr., Dr. A. Carole Pratt, G. Harris Warner, Jr., and Kevin D. Mitchell.